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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statements Nos. 33-55124, 33-72640 and 33-97276 of Worldtex, Inc. on Form S-8 of our audit report dated October 14, 1997, (relating to the financial statements of Elastic Corporation of America ("ECA") (a division of NFA Corp.) as of and for the fiscal years ended December 28, 1996, December 30, 1995 and December 31, 1994, which report expresses an unqualified opinion and includes an explanatory paragraph that describes the basis of presentation of the ECA financial statements) appearing in item 7(a) in this Current Report on Form 8-K of Worldtex, Inc.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
December 12, 1997